Exhibit 5.3

[LETTERHEAD OF PETRÓLEOS MEXICANOS]

August 19, 2004

Petróleos Mexicanos

Avenida Marina Nacional No. 329

Colonia Huasteca

Mexico, D.F.11311

Mexico

Re:                             Pemex Project Funding Master Trust
Petróleos Mexicanos
Registration Statement on Form F-4

Ladies and Gentlemen:

I am Deputy General Counsel and Head of the Legal Department of Petróleos Mexicanos (the “Guarantor”), a decentralized public entity of the Federal Government of the United Mexican States (“Mexico”).  In such capacity, I am familiar with the preparation and filing by the Guarantor and its subsidiaries, Pemex Project Funding Master Trust (the “Issuer”) and Pemex-Exploración y Producción, Pemex-Refinación and Pemex-Gas y Petroquímica Básica (the “Subsidiary Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form F-4 (the “Registration Statement”) in connection with the proposed offers to exchange (the “Exchange Offers”) up to U.S. $36,296,000 aggregate principal amount of 8.50% Notes due 2008 (the “8.50% New Notes”), U.S. $18,095,000 aggregate principal amount of 7.375% Notes due 2014 (the “7.375% New Notes”) and U.S. $47,085,000 aggregate principal amount of 8.625% Bonds due 2022 (the “8.625% New Bonds”) that have been registered under the Act for an equal principal amount of the Issuer’s issued and outstanding 8.50% Notes due 2008 (the “8.50% Old Notes”), 7.375% Notes due 2014 (the “7.375% Old Notes”) and 8.625% Bonds due 2022 (the “8.625% Old Bonds”).  The 8.50% New Notes, 7.375% New Notes and 8.625% New Bonds (together, the “New Securities”) will be issued pursuant to an Indenture dated as of July 31, 2000 (the “Indenture”) among the Issuer, the Guarantor and Deutsche Bank Trust Company Americas (formerly known as Bankers Trust Company), as trustee (the “Trustee”).  Pursuant to the Indenture, the Guarantor will unconditionally guarantee (such guaranties, the “Guaranties”) all of the Issuer’s obligations under the New Securities.  Pursuant to a Guaranty Agreement dated July 29, 1996 (the “Subsidiary Guaranty Agreement”) among the Guarantor and the Subsidiary Guarantors, and Certificates of Designation dated July 31, 2000, February 12, 2001, November 14, 2001, February 1, 2002, December 3, 2002, December 12, 2002, March 21, 2003 and June 4, 2003 issued by the Guarantor thereunder, all of Petróleos Mexicanos’ payment obligations under its Guaranties of the New Securities will be unconditionally guaranteed, jointly and severally, by the Subsidiary Guarantors.  Unless otherwise defined herein, capitalized terms used in this opinion shall have the meanings set forth in the Indenture.

For purposes of this opinion, I have examined the following documents:

(a)           the Registration Statement and the prospectus (the “Prospectus”) and the form of letter of transmittal contained therein;

(b)           the Indenture; and

(c)                                  the forms of the 8.50% New Notes, 7.375% New Notes and 8.625% New Bonds.

In addition, I have examined and relied on the originals or copies, certified or otherwise identified to my satisfaction, of all such corporate records of the Guarantor and the Subsidiary Guarantors and such other instruments and other certificates of public officials, officers and representatives of the Guarantor and the Subsidiary Guarantors and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below.

Based upon the foregoing examination and review, I am of the opinion that:

1.             The Guarantor has the requisite corporate power and authority to perform its obligations under the Exchange Offers, and has taken all necessary corporate action to authorize the issuance, execution and delivery of its Guaranties of the 8.50% New Notes, 7.375% New Notes and 8.625% New Bonds.

2.             The Guarantor has the requisite corporate power and authority to execute and deliver, and perform its obligations under, the Indenture, and the Indenture has been duly authorized, executed and delivered by the Guarantor, and constitutes a valid, binding and enforceable obligation of the Guarantor.

3.             When the 8.50% New Notes, 7.375% New Notes and 8.625% New Bonds, and the Guaranties endorsed thereon, are executed and delivered by the Issuer and the Guarantor and authenticated and delivered by the Trustee in exchange for an equal principal amount of 8.50% Old Notes, 7.375% Old Notes and 8.625% Old Bonds, respectively, the Guarantor’s Guaranties of the 8.50% New Notes, 7.375% New Notes and 8.625% New Bonds will constitute valid, binding and enforceable obligations of the Guarantor and the Guaranty Agreement and the guaranties by the Subsidiary Guarantors of the Guarantor’s payment obligations under its Guaranties of the New Securities will constitute valid, binding and enforceable obligations of each of the Guarantor and the Subsidiary Guarantors, subject in each case to applicable public policy regulations and liquidation, winding up, dissolution and similar laws affecting creditors’ rights generally.

4.             The statements in the Prospectus under the caption “Taxation—Mexican Taxation”, insofar as such statements relate to statements of law or legal conclusions under the laws of Mexico, fairly summarize the matters referred to therein.

I hereby consent to the filing of this opinion as Exhibit 5.3 to the Registration Statement and to the reference to me under the captions “Validity of Securities” in the Prospectus, without admitting that I am an “expert” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this Exhibit.

Very truly yours,

/s/ J. Alfonso Iturbide Guerra
J. Alfonso Iturbide Guerra
Deputy General Counsel and Head of the
Legal Department